Exhibit 16


                      Letterhead of
                    P.C. Liu, CPA, P.C.

August 22, 2011


Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Global Arena Holding, Inc. We have read the Company's disclosure set forth in Item 4.01 "Changes in Registrant's Certifying Accountant" of the Company's Current Report on Form 8-K dated August 1, 2011 and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,



/s/ P.C. Liu, CPA, P.C.